UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 2, 2010

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #502, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01               Entry into a Material Definitive Agreement.

On October 2, 2010, Health Discovery Corporation (the “Company”) entered into a Release Agreement with Richard Scott Tobin, its President, General Counsel, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors.  Under the terms of the Release Agreement, Mr. Tobin will resign from all such positions effective October 10, 2010. Due to applicable age discrimination laws, Mr. Tobin has the right to revoke the Release Agreement at any time prior to October 10, 2010.

On July 13, 2010, Mr. Tobin was informed by the two independent members of the Board of Directors that the Company was not going to renew his employment agreement when it expired on October 15, 2010, as previously announced by the Company.

On August 9, 2010, Mr. Tobin stepped down from his day-to-day management responsibilities, while remaining on Board of Directors.

As part of his employment agreement, Mr. Tobin’s 4.5 million options have vested.  The Company has agreed (i) to pay Mr. Tobin $271,931.07, (ii) to extend his options until January 15, 2012, and (iii) to allow Mr. Tobin to pay with a portion of his HDC shares up to $170,000 related to any option conversion tax liability.  The Company expects to incur an expense of $127,164 in the fourth quarter relating to the Release Agreement.

Mr. Tobin has further agreed that for a period of three years, he will not (i) solicit proxies or consents to vote any securities HDC, (ii) engage in short selling the common stock of HDC, (iii) act alone or in concert with others to seek to control or influence the management, board of directors or policies of HDC, and (iv) cooperate with any party seeking to do any of the foregoing.

Since August 9, 2010, Thomas L. Gallagher, Executive Vice President at Health Discovery Corporation, and formerly a Vice President at Goldman, Sachs & Co. (NYSE: GS), has assumed all of Mr. Tobin’s management responsibilities, in addition to his current duties.  It is expected that Mr. Gallagher will be appointed President, General Counsel, Principal Financial Officer and Principal Accounting Officer.

 ITEM 5.02            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain
Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: October 7, 2010	By:	/s/ Thomas L. Gallagher
Thomas L. Gallagher
Executive Vice President